Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, August 30, 2010	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD FOURTH QUARTER EPS

22 percent sales increase and strong operating margin deliver record EPS of $0.65

MINNEAPOLIS (August 30, 2010) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2010 fourth quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended July 31			Twelve Months Ended July 31
	2010	2009	Change	2010	2009	Change
Net sales	$515	$421	22%	$1,877	$1,869	1%
Operating income	75	35	115%	238	170	40%
Net earnings	51	24	117%	166	132	26%
Diluted EPS	$0.65	$0.30	117%	$2.10	$1.67	26%

Restructuring and asset impairment charges were not material in the quarter and were $10.2 million for the year, compared to the prior year’s $6.7 million for the quarter and $17.8 million for the year. These charges did not affect EPS for the current quarter but reduced EPS by $0.09 for the year, versus last year’s impact of $0.05 for the quarter and $0.15 for the year.

“I am very pleased with our fourth quarter operating performance which delivered another EPS record. While we have seen a gradual improvement in global economic conditions, what has really driven our performance has been our relentless focus on those things we can control. We have focused on our Continuous Improvement initiatives, new product introductions, emerging market growth, and the expansion of distribution for our Customers,” said Bill Cook, Chairman, President and CEO.

“Our sales grew 4 percent sequentially from the previous quarter and were up 22 percent from the prior year. Our sales growth, combined with our record operating margin of 14.5 percent, generated a 115 percent increase in operating income and a 117 percent increase in EPS. We have seen consistent improvement in our sales over the past 12 months as each quarter’s sales have been higher than the previous quarter.”

“Sales in our Engine Products’ segment increased 35 percent during the quarter over the prior year as equipment build rates improved at our OEM Customers, and our Aftermarket Products’ sales remained robust due to better equipment utilization and recent market share “wins.” Within our Industrial Products’ segment sales increased 7 percent, driven primarily by our Special Applications Products and stronger than expected dust collection sales in Industrial Filtration Solutions.”

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Donaldson Company, Inc.
August 30, 2010

“Our overall sales improvement was truly global as local currency sales increased 28 percent in the Americas, 25 percent in Europe, 18 percent in Asia, and 8 percent in South Africa.”

“We continued to benefit from our ongoing product and process Continuous Improvement initiatives and better fixed cost absorption due to the higher volumes. For the full year, our operating margin was also a record 12.7 percent, helping to deliver our full year EPS of $2.10.”

“We expect many of the trends that positively impacted our results in the second half of FY10 to continue benefitting us as we now start our new fiscal year.”

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $8.2 million, or 2.0 percent, in the quarter and increased sales by $43.2 million, or 2.3 percent, for the year. The impact of foreign currency translation decreased net earnings by $0.2 million in the quarter and increased net income by $3.6 million for the year.

Gross margin was 36.3 percent for the quarter and 35.1 percent for the year, compared to prior year margins of 32.8 and 31.6 percent, respectively. The increase in our gross margin was the result of improved fixed cost absorption and ongoing Continuous Improvement initiatives. The prior year quarter gross margin included restructuring charges of $3.2 million. For the year, we incurred $7.5 million in restructuring and asset impairment charges in gross margin versus $10.1 million last year.

Operating expenses for the quarter were $112.4 million, up 8.6 percent from $103.4 million last year. As a percent of sales, operating expenses decreased to 21.8 percent from 24.6 percent last year. The prior year quarter included $3.5 million in restructuring charges. For the year, operating expenses were $420.5 million, up 0.2 percent from $419.8 million in the prior year. For the current year, we incurred $2.7 million in restructuring charges in operating expenses versus $7.7 million in the prior year.

The effective tax rate for the quarter was 29.5 percent, compared to a prior year rate of 26.0 percent. The increase in the quarter was due to a change in the geographic mix of earnings compared to last year. For the year, the effective tax rate was 27.8 percent compared to a prior year rate of 18.3 percent. The full year rate includes a $4.1 million benefit from the expiration of the statute of limitations at a foreign subsidiary and other discrete tax items, while the prior year included $19.6 million in tax benefits primarily from the favorable resolution of tax audits.

As part of our ongoing share repurchase program, we repurchased 1,013,000 shares for $42.9 million during the quarter. For the year, we repurchased 1,652,000 shares, or 2.1 percent of outstanding shares, for $66.7 million.

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Donaldson Company, Inc.
August 30, 2010

FY11 Outlook

We expect a continued recovery in many of our end markets in FY11, with higher growth in the emerging economies. We forecast our full year FY11 EPS to be between $2.28 and $2.48.

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We are planning our total FY11 sales to be approximately $2 billion. For the full year FY11 versus FY10, higher local currency sales should be partially offset by foreign currency translation based on our planned rates for the Euro of US$1.27 and 87 Yen to the US$.

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In our gross margin, we forecast an increase in our purchased raw material costs and a less favorable sales mix compared to FY10. We also plan to make several key investments, which will increase operating expenses, to support our strategic growth plans. Consequently, we expect our full year operating margin to be 12.5 to 13.5 percent.

•	Our full year FY11 tax rate is projected to be between 27 and 30 percent.

•	We expect our full year free cash flow to be between $160 and $180 million, with capital expenditures projected to be between $70 and $80 million.

Engine Products: We expect full year sales to increase 6 to 11 percent, including the impact of foreign currency translation.

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We anticipate sales to our construction and mining equipment OEM Customers will continue to improve as their production rates increase. We also project a modest improvement in the farm equipment market.

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We are forecasting slightly lower sales for our Aerospace and Defense Products due to the continued slowdown in U.S. military activity in Iraq and decreases in U.S. government spending for major programs.

•	In our OEM On-Road Products’ business, we believe that build rates for heavy- and medium-duty trucks will continue improving.

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Our Aftermarket Products’ sales are expected to continue to grow as utilization rates for both heavy trucks and off-road equipment increase. We also expect to continue benefitting from the increasing amount of equipment in the field with PowerCore® and our other proprietary filtration systems.

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Donaldson Company, Inc.
August 30, 2010

Industrial Products: We forecast full year sales to increase 3 to 8 percent, including the impact of foreign currency translation.

•	Our Industrial Filtration Solution’s sales are projected to increase 3 to 8 percent as the demand for new filtration equipment is expected to improve as capital spending increases.

•

We expect our Gas Turbine Products’ sales to be stable as the large power generation market appears to be bottoming out. Our longer-term outlook remains very positive with the eventual recovery of the global economy.

•	Special Applications Products’ sales are projected to increase 6 to 11 percent, as the end markets for both our disk drive filters and membrane products are expected to grow.

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Donaldson Company, Inc.
August 30, 2010

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, our Customers’ financial condition, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures being implemented, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts of sovereign nations, political changes, military and terrorist activities, health outbreaks, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
August 30, 2010

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2010	2009	2010	2009
Net sales	$515,243	$421,321	$1,877,064	$1,868,629

Cost of sales	328,213	283,112	1,218,316	1,278,923

Gross margin	187,030	138,209	658,748	589,706

Operating expenses	112,364	103,447	420,504	419,751

Operating income	74,666	34,762	238,244	169,955

Other income, net	(1,164)	(1,022)	(3,907)	(8,488)

Interest expense	3,274	3,933	11,975	17,018

Earnings before income taxes	72,556	31,851	230,176	161,425

Income taxes	21,386	8,297	64,013	29,518

Net earnings	$51,170	$23,554	$166,163	$131,907

Weighted average shares outstanding	77,389,950	78,039,528	77,848,528	77,967,141

Diluted shares outstanding	78,697,443	79,149,732	79,177,772	79,199,838

Net earnings per share	$0.66	$0.30	$2.13	$1.69

Net earnings per share assuming dilution	$0.65	$0.30	$2.10	$1.67

Dividends paid per share	$0.120	$0.115	$0.47	$0.455

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Donaldson Company, Inc.
August 30, 2010

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	July 31 2010	July 31 2009
ASSETS

Cash and cash equivalents	$232,000	$143,687
Accounts receivable – net	358,917	280,187
Inventories – net	203,631	180,238
Prepaids and other current assets	65,667	72,655

Total current assets	860,215	676,767

Other assets and deferred taxes	273,399	276,161
Property, plant and equipment – net	365,892	381,068

Total assets	$1,499,506	$1,333,996

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$165,907	$123,063
Employee compensation and other liabilities	167,813	141,967
Notes payable	50,000	29,558
Current maturity long-term debt	5,536	5,496

Total current liabilities	389,256	300,084

Long-term debt	256,192	253,674
Other long-term liabilities	107,425	91,620

Total liabilities	752,873	645,378

Equity	746,633	688,618

Total liabilities and equity	$1,499,506	$1,333,996

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Donaldson Company, Inc.
August 30, 2010

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Twelve Months Ended July 31
	2010	2009
OPERATING ACTIVITIES

Net earnings	$166,163	$131,907
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	59,232	58,597
Changes in operating assets and liabilities	(23,116)	92,901
Tax benefit of equity plans	(4,625)	(2,663)
Stock compensation plan expense	8,253	1,900
Other, net	(2,902)	(5,715)
Net cash provided by operating activities	203,005	276,927

INVESTING ACTIVITIES

Net expenditures on property and equipment	(42,659)	(45,569)
Acquisitions and divestitures, net	(250)	(74,318)
Net cash used in investing activities	(42,909)	(119,887)

FINANCING ACTIVITIES

Purchase of treasury stock	(66,696)	(32,773)
Net change in debt	15,736	(30,969)
Dividends paid	(36,242)	(35,166)
Tax benefit of equity plans	4,625	2,663
Exercise of stock options	13,053	4,476
Net cash used in financing activities	(69,524)	(91,769)

Effect of exchange rate changes on cash	(2,259)	(4,941)

Increase in cash and cash equivalents	88,313	60,330

Cash and cash equivalents – beginning of year	143,687	83,357

Cash and cash equivalents – end of period	$232,000	$143,687

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Donaldson Company, Inc.
August 30, 2010

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended July 31, 2010:
Net sales	$307,951	$207,292	—	$515,243
Earnings before income taxes	46,327	31,439	(5,210)	72,556

3 Months Ended July 31, 2009:
Net sales	$227,347	$193,974	—	$421,321
Earnings before income taxes	17,545	19,087	(4,781)	31,851

12 Months Ended July 31, 2010:
Net sales	$1,094,371	$782,693	—	$1,877,064
Earnings before income taxes	150,473	96,444	(16,741)	230,176

12 Months Ended July 31, 2009:
Net sales	$1,001,961	$866,668	—	$1,868,629
Earnings before income taxes	83,797	89,526	(11,898)	161,425

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2010	2009	2010	2009
Engine Products segment:
Off-Road Products	$65,096	$41,880	$222,329	$243,691
Aerospace and Defense Products	27,170	29,993	111,977	119,094
On-Road Products	24,146	14,409	81,874	71,958
Aftermarket Products	187,989	136,004	660,263	536,122
Retrofit Emissions Products	3,550	5,061	17,928	31,096
Total Engine Products segment	$307,951	$227,347	$1,094,371	$1,001,961

Industrial Products segment:
Industrial Filtration Solutions Products	$121,659	$109,032	$454,653	$503,611
Gas Turbine Products	41,458	44,714	150,131	206,760
Special Applications Products	44,175	40,228	177,909	156,297
Total Industrial Products segment	$207,292	$193,974	$782,693	$866,668

Total Company	$515,243	$421,321	$1,877,064	$1,868,629

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Donaldson Company, Inc.
August 30, 2010

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2010	2009	2010	2009

Free cash flow	$38,809	$60,803	$160,346	$231,358
Net capital expenditures	15,429	11,418	42,659	45,569
Net cash provided by operating activities	$54,238	$72,221	$203,005	$276,927

EBITDA	$89,482	$50,678	$300,067	$235,424
Income taxes	(21,386)	(8,297)	(64,013)	(29,518)
Interest expense (net)	(2,852)	(3,486)	(10,659)	(15,402)
Depreciation and amortization	(14,074)	(15,341)	(59,232)	(58,597)

Net earnings	$51,170	$23,554	$166,163	$131,907

Net sales, excluding foreign currency translation	$523,471	$443,909	$1,833,863	$1,945,438
Foreign currency translation	(8,228)	(22,588)	43,201	(76,809)

Net sales	$515,243	$421,321	$1,877,064	$1,868,629

Net earnings, excluding foreign currency translation	$51,419	$24,456	$162,612	$135,685
Foreign currency translation	(249)	(902)	3,551	(3,778)

Net earnings	$51,170	$23,554	$166,163	$131,907

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Donaldson Company, Inc.
August 30, 2010

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2010	2009	2010	2009

Net earnings, excluding special items	$51,233	$28,031	$173,350	$144,030
Restructuring and asset impairment charges, net of tax	(63)	(4,477)	(7,187)	(12,123)

Net earnings	$51,170	$23,554	$166,163	$131,907

Net earnings per share assuming dilution, excluding special items	$0.65	$0.35	$2.19	$1.82
Restructuring and asset impairment charges per share, net of tax	0.00	(0.05)	(0.09)	(0.15)

Net earnings per share assuming dilution	$0.65	$0.30	$2.10	$1.67

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring and asset impairment charges and net earnings per share assuming dilution excluding restructuring and asset impairment charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a Company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the Company’s foreign entities excluding the impact of foreign exchange. Both net earnings excluding restructuring and asset impairment charges and earnings per share excluding restructuring and asset impairment charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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